KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
RESULTS FOR THE 2007 SECOND QUARTER

•	2007 second quarter earnings per share were $.56, a 27% increase compared with $.44 earned in the 2006 second quarter

•	2007 first six months earnings per share were $1.02, a 17% increase compared with $.87 earned in the 2006 first six months

•	Purchased Saunders Engine and Equipment Company, Inc., a Gulf Coast high-speed diesel engine services provider, for approximately $13.2 million in cash

•	2007 third quarter earnings per share guidance is $.53 to $.58 versus $.48 earned in the 2006 third quarter

•	2007 year earnings per share guidance increased to $2.05 to $2.15 versus $1.79 earned in the 2006 year

Houston, Texas (July 25, 2007)– Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the second quarter ended June 30, 2007 of $30,137,000, or $.56 per share, compared with net earnings of $23,643,000, or $.44 per share, for the 2006 second quarter.  Kirby’s published earnings guidance range for the 2007 second quarter was $.48 to $.53 per share.  Consolidated revenues for the 2007 second quarter were a record $288,008,000, an increase of 18% over $243,292,000 reported for the 2006 second quarter.

Kirby reported record net earnings for the 2007 first six months of $54,559,000, or $1.02 per share, compared with $46,154,000, or $.87 per share, for the first six months of 2006.  Consolidated revenues for the 2007 first six months were a record $562,219,000, a 20% increase compared with $468,195,000 for the first half of 2006.

Marine transportation revenues and operating income for the 2007 second quarter increased 13% and 25%, respectively, compared with the second quarter of 2006.  For the first six months of 2007, marine transportation revenues and operating income increased 12% and 18%, respectively, compared with the 2006 first six months.  The higher results for both periods reflected continued strong petrochemical and black oil demand, fleet efficiency resulting from operating additional towboats, improvements in the current shortage of vessel personnel, and higher rates on contract renewals and spot market pricing.  The 2007 second quarter also benefited from stronger seasonal agricultural chemical volumes.  The marine transportation operating margin was a record 21.0% for 2007 second quarter compared with 18.9% for the 2006 second quarter.

The diesel engine services revenues and operating income for the 2007 second quarter increased 49% and 59%, respectively, compared with the 2006 second quarter.  For the first six months of 2007, diesel engine services revenues and operating income increased 65% compared with the 2006 first half.   The results for both 2007 periods reflected the accretive acquisitions of Global Power Holding Company on June 7, 2006 and Marine Engine Specialists, Inc. on July 21, 2006, both high-speed diesel engine service providers.  The medium-speed diesel engine sector reflected its normal seasonal softness during the 2007 second quarter compared with the 2007 first quarter, which benefited from seasonal winter work for Midwest and Great Lakes marine customers; however, in-house and in-field service activity and direct parts sales remained brisk.  The high-speed sector also remained strong during the 2007 second quarter, with the activity in the Gulf Coast oil service industry returning to lower but more normal levels.  Both the medium and high-speed sectors benefited from continued high labor utilization, and higher service rates and parts pricing implemented during 2006 and in the 2007 first half.  The diesel engine services operating margin for the 2007 second quarter was 16.0% compared with 15.0% for the 2006 second quarter.

On July 20, 2007, Kirby purchased substantially all of the assets of Saunders Engine and Equipment Company, Inc. (“Saunders”) for approximately $13.2 million in cash.  Saunders, a Gulf Coast high-speed diesel engine services provider, operated factory-authorized full service marine dealerships for Cummins and Detroit Diesel engines, and served as an authorized marine dealer for Caterpillar engines in Alabama.  Financing of the acquisition was through Kirby’s $250 million revolving credit facility.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Both our marine transportation and diesel engine services business fundamentals remained very strong in the 2007 first half.  Our inland marine transportation segment remains essentially fully utilized, volumes remain strong, pricing continues to trend upward and we have made slow but steady progress in alleviating our towboat and vessel personnel shortage issues.”

Commenting on the 2007 third quarter market conditions and guidance, Mr. Pyne said, “We expect our marine transportation business levels to remain strong and anticipate contract and spot market rate increases consistent with the 2007 first half.  We also expect our diesel engine services segment to remain strong, but we anticipate a summer slowdown that is typical for this segment.  For the 2007 third quarter, our guidance is $.53 to $.58 per share, reflecting a 10% to 21% increase compared with $.48 per share reported for the 2006 third quarter.  For the 2007 year, we are increasing our guidance to $2.05 to $2.15 per share, reflecting a 15% to 20% increase over the 2006 net earnings of $1.79 per share.  We have increased our capital spending guidance for 2007 to $150 to $160 million, which includes approximately $75 million for the construction of 30 tank barges and seven towboats.  Delivery is scheduled throughout 2007 and into early 2008.”

This earnings press release includes marine transportation performance measures for both the 2007 and 2006 second quarters and first six months.  The performance measures include ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2006 and 2005 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section.  Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 26, 2007, to discuss the 2007 second quarter and first six months, and the outlook for the 2007 third quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at approximately 1:00 p.m. central time on Thursday, July 26, through 6:00 p.m. central time on Friday, August 24, 2007, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers.  The conference ID number is 7173233.  The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/334349/.  A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA for the 2007 and 2006 second quarters and first six months with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
Date:	Thursday, July 26, 2007	Leader:	Steve Holcomb
Time:	10:00 a.m. central time	Conf. ID:	7173233
U.S.:	888-328-2514	Int’l:	706-679-3262
Website: http://www.kirbycorp.com/ or http://audioevent.mshow.com/334349/

A summary of the results for the second quarter and first six months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2007	2006 (1)	2007	2006 (1)
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$229,745	$204,088	$438,810	$393,471
Diesel engine services	58,263	39,204	123,409	74,724
	288,008	243,292	562,219	468,195
Costs and expenses:
Costs of sales and operating expenses	180,608	157,094	356,207	301,584
Selling, general and administrative	29,468	26,518	59,974	50,279
Taxes, other than on income	3,255	3,403	6,389	6,590
Depreciation and amortization	20,280	15,515	39,867	30,605
Loss (gain) on disposition of assets	62	(785)	561	(942)
	233,673	201,745	462,998	388,116

Operating income	54,335	41,547	99,221	80,079
Equity in earnings of marine affiliates	105	87	203	553
Other expense	(160)	(134)	(408)	(68)
Interest expense	(5,436)	(3,304)	(10,590)	(6,002)

Earnings before taxes on income	48,844	38,196	88,426	74,562
Provision for taxes on income	(18,707)	(14,553)	(33,867)	(28,408)

Net earnings	$30,137	$23,643	$54,559	$46,154

Net earnings per share of common stock:
Basic	$.57	$.45	$1.03	$.88
Diluted	$.56	$.44	$1.02	$.87
Common stock outstanding (in thousands):
Basic	52,849	52,450	52,802	52,268
Diluted	53,731	53,411	53,662	53,208

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2007	2006 (1)	2007	2006 (1)
	(unaudited, $ in thousands except per share amounts)
EBITDA: (2)
Net earnings	$30,137	$23,643	$54,559	$46,154
Interest expense	5,436	3,304	10,590	6,002
Provision for taxes on income	18,707	14,553	33,867	28,408
Depreciation and amortization	20,280	15,515	39,867	30,605
	$74,560	$57,015	$138,883	$111,169

Capital expenditures	$41,923	$42,760	$95,572	$64,386
Acquisitions of businesses and marine equipment	$2,075	$100,533	$49,392	$116,773

	June 30,
	2007	2006
	(unaudited, $ in thousands)
Long-term debt, including current portion	$383,653	$285,434
Stockholders’ equity	$695,521	$606,288
Debt to capitalization ratio	35.6%	32.0%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2007	2006 (1)	2007	2006 (1)
	(unaudited, $ in thousands)

Marine transportation revenues	$229,745	$204,088	$438,810	$393,471

Costs and expenses:
Costs of sales and operating expenses	139,237	129,006	268,067	248,089
Selling, general and administrative	20,391	18,777	40,871	36,939
Taxes, other than on income	3,003	3,133	5,881	6,144
Depreciation and amortization	18,945	14,673	37,261	28,971
	181,576	165,589	352,080	320,143

Operating income	$48,169	$38,499	$86,730	$73,328

Operating margins	21.0%	18.9%	19.8%	18.6%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2007	2006	2007	2006
	(unaudited, $ in thousands)

Diesel engine services revenues	$58,263	$39,204	$123,409	$74,724

Costs and expenses:
Costs of sales and operating expenses	41,371	28,078	88,140	53,485
Selling, general and administrative	6,412	4,640	13,722	8,562
Taxes, other than income	191	136	435	223
Depreciation and amortization	965	475	1,891	814
	48,939	33,329	104,188	63,084

Operating income	$9,324	$5,875	$19,221	$11,640

Operating margins	16.0%	15.0%	15.6%	15.6%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2007	2006	2007	2006
	(unaudited, $ in thousands)

General corporate expenses	$3,096	$3,612	$6,169	$5,831
Loss (gain) on disposition of assets	$62	$(785)	$561	$(942)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2007	2006	2007	2006

Ton Miles (in millions) (3)	4,380	4,096	8,157	7,891
Revenue/Ton Mile (cents/tm) (4)	5.0	4.7	5.1	4.8
Towboats operated (average) (5)	252	241	250	240
Delay Days (6)	1,802	1,378	4,402	3,849
Average cost per gallon of fuel consumed	$1.95	$1.99	$1.83	$1.92
Tank barges:
Active			915	897
Inactive			50	62
Barrel capacities (in millions):
Active			17.4	16.7
Inactive			.9	1.2

(1)
In the 2007 first quarter, Kirby adopted Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”  The guidance prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in interim and annual financial reporting periods because an obligation has not occurred and therefore a liability should not be recognized.  The adoption resulted in the recast of Kirby’s prior years’ quarterly results, reducing the 2006 first quarter net earnings by $69,000, increasing the 2006 second quarter by $310,000 and increasing the 2006 first six months by $241,000.  The recast reduced the 2006 first quarter diluted earnings per share by $.01 to $.42, had no impact on the 2006 second quarter diluted earnings per share and increased the 2006 first six months diluted earning per share by $.01 to $.87.  The adoption had no impact on Kirby’s annual financial statements.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: Second quarter 2007 inland marine revenues of $218,151,000 divided by 4,380,000,000 marine transportation ton miles = 5.0 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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